Exhibit 99.1

FOR IMMEDIATE RELEASE

PainCare Holdings Achieves Sixth Consecutive Quarter Of Revenue and Earnings Growth in Third Quarter, 2003

Revenues and Net Income Nearly Double In Current Three Month Reporting Period

ORLANDO, Fla., Nov. 11 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today reported record financial results for the third quarter period ended September 30, 2003, achieving its six consecutive quarter of revenue and earnings growth.

For the Three-Month Period Ended September 30, 2003 Compared to Same Three-Month Period Ended September 30, 2002:

—	Revenues increased 154% to $4,376,417 from $1,720,419;

—	Gross Profits nearly doubled (177%) to $3,010,754 from $1,086,939 due to increase in gross profit margins which increased to 69% from 63%;

—	Operating Income swelled 319% to $491,772 from $117,278;

—	Net Income increased 152% to $360,605, or $0.02 basic earnings per share and $0.01 diluted earnings per share, compared to $143,216, $.02 basic earnings per share and $.01 diluted earnings per share.

For the Nine-Month Period Ended September 30, 2003 Compared to Same Nine-Month Period Ended September 30, 2002:

—	Revenues grew 102% to $10,649,024 from $5,261,802;

—	Gross Profits increased 123% to $7,450,001 from $3,336,819 due to an increase in gross profit margins from 63% to 70%;

—	Operating Income jumped 123% to $1,859,077 from $832,174;

—	Net Income improved 135% to $1,246,894, or $0.06 basic earnings per share and $0.05 diluted earnings per share, compared to $529,854, or $.06 basic earnings per share and $.05 diluted earnings per share.

As of September 30, 2003, the Company had approximately $6.2 million in cash and receivables and stockholders’ equity of approximately $16.5 million.

Mark Szporka, PainCare’s CFO, noted, “As part of our growth strategy, we continue to review opportunities to acquire orthopedic rehabilitation, spine surgery and pain management centers across North America. We have signed letters of intent to acquire five practices. We also anticipate closing our next round of funding in the near future, which will enable us to close on these practices subject to the completion of our due diligence and the entering into definitive agreements. ”

Randy Lubinsky, CEO of PainCare Holdings, stated, “PainCare continues to successfully build upon the framework we established three years ago when we founded the Company. We believe that our ability to consistently demonstrate successive quarter-over-quarter growth in all operational areas is a direct reflection of our strict adherence to set business principles and the consistent execution of our business plan. I’d like to thank the entire PainCare team for their contributions to another successful quarter.”

PainCare Holdings, Inc.

Consolidated Balance Sheet

As of September 30, 2003 and December 31, 2002

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash	$1,895,391	$2,078,684
Accounts receivable	4,282,654	2,781,094
Due from Shareholder	339,325	339,325
Note receivable	318,438	100,316
Deposits & prepaid expenses	567,013	138,519
Total current assets	7,402,820	5,437,938

Furniture and equipment, net	3,396,631	3,012,615
Goodwill, net	10,404,767	5,012,552
Other Assets	2,286,048	203,822
Total assets	23,490,265	13,666,927

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	407,583	529,031
Current portion of notes payable	1,939,784	320,123
Current portion of convertible debenture	332,063	987,164
Current portion of lease payable	531,764	445,549
Total current liabilities	3,211,194	2,281,867
Notes payable	521,865	1,009,391
Convertible debentures —
Net of Current Portion	910,000	664,055
Lease payable	2,104,229	2,155,733
Deferred Income Tax Liability	311,724	—
Shareholder Loan	—	1,890
Total liabilities	7,059,011	6,112,936

Stockholders’ equity:
Common stock, $.0001 par value. Authorized 75,000,000 shares; issued and outstanding 20,294,847 and 15,576,640 shares	2,367	1,557
Preferred stock, $.0001 par value. Authorized 10,000,000 shares; issued and outstanding 0 shares	—	—
Additional paid in capital	14,613,847	7,019,246
Retained earnings (accumulated deficit)	1,803,381	556,487
Cumulative translation adjustments	11,659	(23,299)
Total stockholders’ equity	16,431,254	7,553,991

Total liabilities and stockholder’s equity	$23,490,265	$13,666,927

Consolidated Statements of Operations (unaudited)

For the Three and Nine Months Ended

September 30, 2003 and 2002

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2003	2002	2003	2002
Total revenues:
Patient services	$1,838,095	$1,071,672	$4,459,907	$3,335,528
Management fees	2,538,322	648,747	6,189,117	1,926,274
Total revenues	4,376,417	1,720,419	10,649,024	5,261,802

Cost of sales	1,365,663	633,480	3,199,023	1,924,983
Gross profit	3,010,754	1,086,939	7,450,001	3,336,819

Operating expenses:
Selling, general and administrative	2,380,269	914,974	5,311,427	2,353,030
Depreciation expense	138,713	54,687	279,497	151,615
Operating income	491,772	117,278	1,859,077	832,174

Interest expense	103,290	74,276	350,672	203,460
Other income	37,419	173,992	50,212	173,992
Income before taxes	425,901	216,994	1,558,618	802,706

Provision for income taxes	65,296	73,778	311,724	272,852

Net income	$360,605	143,216	$1,246,894	529,854

Basic earnings per share	$0.02	$0.02	$0.06	$0.06

Basic weighted average shares outstanding	23,202,057	9,126,263	20,294,847	8,864,999

Diluted earnings per share	$0.01	$0.01	$0.05	$0.05

Diluted weighted average shares outstanding	30,914,362	11,013,408	27,178,754	10,508,811

The Company will host a teleconference this afternoon beginning at 4:15 PM Eastern, and invites all interested parties to join management in a discussion regarding the Company’s third quarter financial results, corporate progression and other meaningful developments. The conference call can be accessed via telephone by dialing toll free 800-240-2134 or via live webcast by visiting www.paincareinc.com.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation.

Through strategic acquisitions and management service agreements, the Company is establishing a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. Currently, PainCare owns and operates: Advanced Orthopaedics of South Florida, Inc., located in Lake Worth, Florida, that specializes in minimally invasive spine surgery; Rothbart Pain Management Clinic, Inc., one of the largest providers of pain management services in Canada; Spine One, P.C., a pain management practice specializing in minimally invasive spine procedures; and Pain & Rehabilitation Network, Inc., dba “The Pain Center,” an established pain management practice serving the Greater Jacksonville area in Florida, and led by Andrea M. Trescot, M.D., considered one of the leading pain management physicians in the country; Medical Rehabilitation Specialists, Inc., an established physiatry and pain management practice located in Tallahassee, Florida, led by Kirk Mauro, M.D., one of the country’s leading physiatrists. PainCare also manages Associated Physicians Group (APG), a fully integrated pain management group practice serving the St. Louis Metro-East market.

In addition, PainCare operates a turnkey orthopedic rehabilitation program, marketed as MedX-Direct, utilizing MedX’ patented, proprietary, rehabilitation equipment to provide selected healthcare providers with an enhanced revenue stream into their practices.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net

SOURCE PainCare Holdings, Inc.